JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

February 28, 2024

Chesapeake Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in the Statement of Additional Information for the series portfolio of Chesapeake Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 65 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-53800), and Amendment No. 66 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07324), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

John H. Lively

Practus, LLP